Exhibit 10.2.9

THE SEVERANCE PAY PLAN

FOR MANAGEMENT EMPLOYEES

OF

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

AND

ORANGE AND ROCKLAND UTILITIES, INC.

Effective January 1, 2008

TABLE OF CONTENTS

1.	Purpose; Effective Date	1

2.	Type of Plan	1

3.	Participation	1

4.	Eligibility	2

5.	Exclusions	2

6.	Plan Benefits	3

7.	Effect of Plan Benefits on Other Benefits	5

8.	Tax Withholding	5

9.	Payment Upon Death; No Payment Upon Leave of Absence	5

10.	Financing of Benefits	6

11.	Administration	6

12.	Claims Procedure	6

13.	Procedure to Appeal Claim Denial	7

14.	Legal Service	8

15.	Benefits Not Assigned or Alienated	8

16.	Plan Records	8

17.	Plan Identification Numbers	8

18.	Plan Continuance	9

19.	Plan Documents	9

20.	Rights of a Plan Participant	9

21.	Statement of Employer’s Rights	10

THE SEVERANCE PAY PLAN

FOR MANAGEMENT EMPLOYEES

OF

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

AND

ORANGE AND ROCKLAND UTILITIES, INC.

1.	Purpose; Effective Date

A. The Severance Pay Plan for Management Employees of Consolidated Edison Company of New York Inc. and Orange and Rockland Utilities, Inc. ( the “Severance Pay Plan”) is designed to provide specified post-employment payments to eligible management employees of Consolidated Edison Company of New York, Inc. (“CECONY”) and Orange and Rockland Utilities, Inc.(“O&R”) ( collectively the “Company”).

B. This Severance Pay Plan is effective as of January 1, 2008 and replaces and supersedes any other management severance or separation pay plan or program currently in effect for eligible management employees of CECONY or O&R.

2.	Type of Plan

The Severance Pay Plan is intended to constitute an “employee welfare benefit plan” within the meaning of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is intended to be a severance pay plan as defined in Federal Regulations 29 CFR 2510.3-2(b) for eligible management employees of CECONY and O&R.

3.	Participation

A “Participant” means a regular non-bargaining unit employee working as a full time or part time management employee of the Company, whose regularly scheduled hours of annual service are 1,000 hours or more in a 12-month period, of either CECONY or O&R who is on the active payroll or who is on a leave of absence with a right to reemployment. Participants shall exclude employees classified as officers of CECONY or O&R, temporary workers (agency or independent), independent contractors, cooperative or student employees, employees with an agreement providing for severance benefits, or employees covered by a collective bargaining agreement that does not provide for participation in the Severance Pay Plan, even if such employees are later determined by a court of law or otherwise to constitute management employees of CECONY or O&R. For purposes of the Severance Pay Plan, the Plan Administrator in his or her sole discretion shall determine who is a Participant.

4.	Eligibility

In order to be eligible to receive benefits under the Severance Pay Plan, a Participant must incur an involuntary Separation from Service because of a reduction in staffing levels or any other reason which the Plan Administrator in his or her sole discretion may deem appropriate.

5.	Exclusions

Benefits under this Severance Pay Plan shall not be payable to Participants who incur an involuntary Separation from Service for any of the following reasons:

(1) whose employment terminates due to death prior to the Participant’s Termination Date;

(2) who are discharged for misconduct or cause or who resign in lieu of being discharged for misconduct or cause, or who are discharged or who resign in lieu of being discharged for any other reason except as described in Section 4 above, as determined by the Plan Administrator in his or her sole discretion;

(3) who transfer or are offered the opportunity to transfer from either CECONY or O&R to a company affiliated (directly or indirectly) with either CECONY or O&R, whether or not such employment is comparable;

(4) who transfer or are offered the opportunity to transfer from either CECONY or O&R to another employer as a result of a sale, merger, acquisition or other transaction, provided the Participant continues to perform or is offered the opportunity to continue to perform the same or similar duties immediately following the transfer, as determined by the Plan Administrator in his or her sole discretion;

(5) who are on, or whose employment is terminated as a result of or in connection with the expiration of, a sick or other authorized leave of absence; or

(6) who resign their employment with either CECONY or O&R for any reason.

6.	Plan Benefits.

A.	For purposes of determining Plan Benefits, the following shall apply:

(1) “Salary” means a Participant’s base annual salary as of the Participant’s Termination Date, including shift differential and salary reduction contributions under Sections 125 and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), to an employee benefit plan of the Company, but excluding bonuses, incentive compensation, overtime pay and other pay or allowances.

(2) “Equivalent Week’s Salary” means Salary divided by 52.

(3) “Section 409A” means Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.

(4) “Separation from Service” means a “separation from service” from either CECONY or O&R as determined under the default provisions in Treasury Regulation Section 1.409A-1(h).

(5) “Termination Date” means the date of a Participant’s Separation from Service for any reason.

(6) “Years of Service” means a Participant’s completed years of service with either CECONY or O & R, or both ending on the Termination Date computed under the Company’s adjusted service credit rules for computing continuous service. If a Participant has previously been paid a benefit under this Severance Pay Plan, the Participant’s Years of Service will be computed from the date of the Participant’s reemployment by either CECONY or O&R, and not from the Participant’s original continuous service date.

B.	Payment.

(1) A payment will be made in one lump sum within 60 days following the Participant’s Termination Date based upon the guidelines indicated below. CECONY or O&R may pay amounts over a period of time and may pay amounts other than the indicated guidelines taking all pertinent facts and circumstances into consideration. In no event, however, shall payments be made after March 15 of the year following the year in which his or her Termination Date occurs.

Years of Service	Guideline A- Without a Release Number of Equivalent Week’s Salary	Guideline B- With a Release Number of Equivalent Week’s Salary
Less than 1	0	0
1 but less than 10	2	The sum of 4 and one times the number of Years of Service up to a maximum sum of 13 Equivalent Week’s Salary.

10 and over	4	The sum of 4 and one times the number of Years of Service up to a maximum sum of 30 Equivalent Week’s Salary.

(2) Participants who execute and deliver a release to the Company of all known and unknown claims, in such form as the Company in its sole discretion shall determine, may receive a payment based upon Guideline B in subdivision (1) above, provided that the release becomes irrevocable within the 60-day period following the Participant’s Termination Date. Participants who elect not to sign a release may receive a payment based upon Guideline A in subdivision (1) above. As additional benefits to Participants who sign a release, the Company shall offer to continue the Participant’s group health and employee group life insurance coverage with the Participant contributing the same amount as if he or she were an active employee for a period equal to the Participant’s number of Equivalent Week’s Salary. The Plan Administrator may deduct the Participant’s contributions for such continued insurance coverage from any payment made to the Participant under subdivision (1) above. Any such extended period of group health insurance coverage shall be considered part of the Participant’s COBRA continuation period of coverage. As additional benefits to Participants who sign a release the Company may provide outplacement services to such extent and level as the Company in its sole discretion shall determine, but in no event shall the outplacement service extend beyond six (6) months after the Participant’s Termination Date.

(3) If a Participant who receives a payment under this Severance Pay Plan is re-employed in a comparable position by the Company or an affiliate of the Company, the Participant shall repay to the Company any amount of the severance payment attributable to the number of Equivalent Weeks in excess of the number of weeks from the Participant’s Termination Date to the re-employment date.

(4) Notwithstanding anything herein to the contrary, if a Participant is a “Specified Employee” for purposes of Section 409A, as determined under Consolidated Edison, Inc.’s established methodology for determining Specified Employees, on the date on which such Participant incurs a Separation from Service, to the extent that any payment hereunder (including any provision or continued benefits) is deemed to be a “deferral of compensation” within the meaning of Section 409A, such payment shall not be paid or commence to be paid on any date prior to the fifteenth business day after the date that is six months following the Participant’s Separation from Service; provided, however, that a payment delayed pursuant to this clause shall commence earlier in the event of a Participant’s death prior to the end of the six-month period.

7.	Effect of Plan Benefits on Other Benefits

Payment under this Severance Pay Plan will not be considered in determining a Participant’s benefits under The Consolidated Edison Retirement Plan, The Consolidated Edison Thrift Savings Plan, the Group Life Insurance Plan or any other employee benefit plan of the Company.

8.	Tax Withholding

Payments made pursuant to this Severance Pay Plan are subject to the withholding of federal, state and local employment and income taxes at the time of payment and will be reported to the IRS.

9.	Payment Upon Death; No Payment Upon Leave of Absence

If a Participant dies prior to the specified Termination Date, but after receiving written notification of his or her Termination Date, no payments will be made under this Severance Pay Plan to the Participant or the Participant’s heirs or estate. If a Participant dies after his or her Termination Date but before payment is made, payment will be made to the Participant’s spouse or, if the Participant leaves no surviving spouse, the Participant’s estate in a single lump sum within 60 days following the Participant’s death.

If a Participant is on sick leave or other leave of absence at the time of receiving written notification of his or her Termination Date, or if a Participant goes on sick leave or other leave of absence after receiving official notification of his or her Termination Date, the Participant’s employment and sick pay will be terminated as of the Participant’s Termination Date and payment under the Severance Pay Plan will be made within 60 days following the Termination Date.

10.	Financing of Benefits

Plan Benefits for CECONY Participants shall be payable out of the CECONY’s general assets and Plan Benefits for O&R Participants shall be payable out of the O&R’s general assets.

11.	Administration

(a) CECONY’s Vice President-Human Resources is the named fiduciary and Plan Administrator under the Severance Pay Plan who shall determine conclusively any and all questions arising from the administration of the Severance Pay Plan and shall have sole and complete discretionary authority and control to manage the operation and administration of the Severance Pay Plan, including but not limited to, the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount of benefits payable to any Participant, spouse, heirs or estate, all legal and factual determinations, and construction of disputed or ambiguous terms, and such determinations shall be binding on all parties.

The named fiduciary and Plan Administrator may delegate responsibilities under the Severance Pay Plan.

(b) Section 409A. This Severance Pay Plan is intended to satisfy the applicable requirements of Section 409A and shall be performed and interpreted consistent with such intent. If the Plan Administrator determines in good faith that any provision of this Severance Pay Plan does not satisfy such requirements or could otherwise cause any party to recognize additional taxes, penalties or interest under Section 409A, the Plan Administrator will modify such provision, to the maximum extent practicable, consistent with the original intent and without violation of the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Plan Administrator shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Plan Administrator shall be final and binding on all parties.

12.	Claims Procedure

A Participant, or any person duly authorized by such a Participant, may file a written claim for benefits under this Severance Pay Plan. Such claim may only relate to a benefit under the Severance Pay Plan and not any matter under any other policy, practice or guideline of either CECONY or O&R.

The written claim shall be sent to the Plan Administrator-Severance Pay Plan, c/o Employee Benefits, Con Edison, Room 1100, 4 Irving Place, New York, New York 10003. Such claim must be received within 60 days of the event which gave rise to the claim.

If the claim is denied the claimant will receive written notice of the decision, including the specific reason for the decision, within 90 days of the date the claim was received.

In some cases, more than 90 days may be needed to make a decision. In such cases the claimant will be notified in writing, within the initial 90-day period, of the reason more time is needed. An additional 90 days may be taken to make the decision if the claimant is sent such a notice. The extension notice will show the date by which the decision will be sent.

13.	Procedure to Appeal Claim Denial

The “Review Procedure” which follows gives the rules for appealing a denied claim.

(i)	A claimant may use this Procedure if:

•	no reply at all is received by the claimant within 90 days after filing the claim;

•	a notice has extended the time an additional 90 days and no reply is received within 180 days after filing the claim; or

•	written denial of the claim for benefits or other matters is received within the proper time limit and the claimant wishes to appeal the written denial.

If the claim for benefits or review of any other matter under the Severance Pay Plan is denied, the Participant, or other duly authorized person, may appeal this denial in writing within 60 days after it is received. Written request for review of any denied claim should be sent directly to the Plan Administrator-Severance Pay Plan, c/o Employee Benefits, Con Edison, Room 1100, 4 Irving Place, New York, New York 10003.

The Plan Administrator serves as the final review committee under the Severance Pay Plan for all Participants. Unless the Plan Administrator sends notice in writing that the claim is a special case needing more time, the Plan Administrator will conduct a review and decide on the appeal of the denied claim within 60 days after receipt of the written request for review. If more time is required to make a decision, the Plan Administrator will send notice in writing that there will be a delay and give the reasons for the delay. In such cases, the Plan Administrator may have 60 days more, or a total of 120 days, to make a decision.

If the claimant sends a written request for review of a denied claim, the person sending the request has the right to:

(i)	review pertinent Severance Pay Plan documents which may be obtained by writing to the Plan Administrator and

(ii)	send to the Plan Administrator a written statement of the issues and any other documents in support of the claim for benefits or other matters under review.

The Plan Administrator’s decision shall be given to the claimant in writing within 60 days or, if extended, 120 days, and shall include specific reasons for the decision. If the Plan Administrator does not give his decision on review within the appropriate time span, the claimant may consider the claim denied. The decision of the Plan Administrator is final and binding on all parties.

A Participant in the Severance Pay Plan may have further rights under ERISA, as described in Section 20 entitled “Rights of a Plan Participant.”

14.	Legal Service

Process can be served on the Severance Pay Plan Administrator by directing such service to Vice President-Human Resources, Con Edison, 4 Irving Place, New York, New York 10003.

15.	Benefits Not Assigned or Alienated

Assignment or alienation of any benefits provided by the Severance Pay Plan will not be permitted or recognized except as otherwise authorized by applicable law. This means that, except as required by applicable law, benefits provided under the Severance Pay Plan may not be sold, assigned, or otherwise transferred by or on behalf of a Participant.

16.	Plan Records

The Severance Pay Plan and all of its records are kept on a calendar year basis beginning January 1 and ending December 31 of each year.

17.	Plan Identification Numbers

This Severance Pay Plan is identified by the following numbers under the Internal Revenue Service (IRS) Rules.

•	Number 13-5009340 assigned by the IRS.

•	Number 557 assigned by CECONY.

18.	Plan Continuance

CECONY may amend or terminate this Severance Pay Plan at any time. Any amendments or the termination of the Severance Pay Plan shall not result in the forfeiture of the benefits previously awarded under the Severance Pay Plan.

19.	Plan Documents

This document is both the Severance Pay Plan and a Summary Plan Description as such terms are defined in ERISA.

20.	Rights of a Plan Participant

As a Participant in this Severance Pay Plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Severance Pay Plan Participants shall be entitled to:

(i)	Examine, without charge, all Severance Pay Plan documents and copies of all documents filed by the Severance Pay Plan with the U.S. Department of Labor, if any;

(ii)	Obtain copies of all Severance Pay Plan documents and other Plan information upon written request to the Severance Pay Plan Administrator. There may be a reasonable charge for such copies.

In addition to creating rights for Severance Pay Plan Participants, ERISA imposes duties upon these who are responsible for the operation of employee benefit plans. The people who operate your Severance Pay Plan, called “Fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Severance Pay Plan Participants. No one, including your employer, or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your right under ERISA. If your claim for benefits is denied, in whole or in part, you have certain rights of review as described under Claims and Procedure to Appeal Claim Denial Sections 12 and 13, respectively, of this Plan.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

If you have any questions about the Severance Pay Plan, you should contact the Severance Pay Plan Fiduciary. If you have any questions about this statement of your rights, or about your rights under ERISA, you should contact your nearest Area Office of the Employee Benefits Security Administration, U. S. Department of Labor.

21.	Statement of Employer’s Rights

A Participant’s eligibility for benefits under this Severance Pay Plan shall not be considered a guarantee of continued or lifetime employment with the Company and shall not change the fact that a Participant shall be considered an employee at will. A Participant’s employment by the Company may be terminated by the Company whenever the Company in its sole discretion considers that to be in its best interest, subject to applicable law.

22.	Effect on Invalidity of Any Part of the Severance Pay Plan

The invalidity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

23.	Choice of Law and Forum

Except to the extent federal law applies, this Severance Pay Plan shall be governed by the laws of the State of New York without giving effect to the State’s principles of conflicts of laws. The Participants further consents to the selection of New York State and the United States courts situated within the borough of Manhattan, New York, as the exclusive forums for any legal proceeding arising from or relating to this Plan.